Exhibit 10.19

Private & Confidential

This amendment is dated October 21, 2015.

To:    Stuart C. Haselden

Re:    Amendment to Executive Employment Agreement and Restrictive Covenant Agreement

Dear Stuart:

As you know, you and lululemon are parties to an executive employment agreement dated January 2, 2015, and a restrictive covenant agreement attached as Schedule A to the employment agreement. We have now agreed to amend your employment agreement and the restrictive covenant agreement as described below. Accordingly, your employment agreement and restrictive covenant agreement are hereby amended as follows:

1.	Section 1.01of the employment agreement is amended by adding the following new definition: "Amendment Date" means October 21, 2015."

2.
Section 2.01(1) of the employment agreement is amended by adding the following sentence at the end of the section: "The Executive's position will be Chief Financial Officer & Executive Vice President, Operations starting on the Amendment Date."

3.
Section 2.01(3) of the employment agreement is amended by adding the following sentence at the end of the section: "The Executive shall perform duties and responsibilities as are normally provided by a Chief Financial Officer & Executive Vice President, Operations of a corporation in a business and of a size similar to the Company and such other duties and responsibilities as may reasonably be assigned from time to time, subject always to the control and direction of the Chief Executive Officer, starting on the Amendment Date."

4.
Section 3.01of the employment agreement is amended by adding the following sentences at the end of the section: "The Company shall increase the Base Salary to USD $625,000 per annum starting on the Amendment Date. The Company shall periodically review Executive's performance and adjustments to Executive's salary or other compensation, if any, are to be made by the Company in its sole and absolute discretion."

5.
Section 4.2 of the restrictive covenant agreement is amended by deleting the first sentence of this section and replacing it with the following sentence: "The Employee covenants that during the term of the Employee's employment with the Company and for a period of twelve months (the "Non-Competition Period") following the termination of the Employee's employment for any reason, including without cause or by resignation, the Employee will not, directly or indirectly, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, or engage in, any Competing Business."

Except as expressly amended by this amendment, all other items and provisions in your employment agreement and the restrictive covenant agreement are unchanged and remain in full force and effect. The terms of this amendment are to control over any conflicts between the terms of your employment agreement or restrictive covenant agreement and the terms of this amendment.

This amendment constitutes the entire agreement between the parties with respect to the subject matter of this amendment and there are no other covenants, conditions or understandings, either written or oral, between the parties hereto except as set forth in this amendment. This amendment will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

Yours truly,

lululemon athletica inc.

By:	/s/ LAURENT POTDEVIN
Laurent Potdevin
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ STUART C. HASELDEN
Stuart C. Haselden

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